Exhibit 10.2

DATE: May 8, 2019

Vijay Shreedhar, PhD

Dear Vijay:

We are very excited to have you join Adamas Pharmaceuticals, Inc. (“the Company”). In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Responsibilities. I am pleased to offer you the full-time position of Chief Commercial Officer working at our offices in Emeryville, CA. Your position with the Company is pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on May 29, 2019. You will report to the Chief Executive Officer and your duties and responsibilities include, but are not limited to, leading Adamas’ commercial strategy and execution, maintaining / building a strong team in your areas of responsibility, actively participating in the Executive Leadership Team, and raising the Company’s profile with external constituencies. Specific functions reporting to you including but not limited to Marketing, Sales, Market Access, Commercial Analytics, Commercial Operations and Sales Training. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation. You will initially receive an annual base salary of $425,000. Your salary will be paid periodically in accordance with normal Company payroll practices and are subject to the usual required deductions and tax withholdings. In addition to your salary, you will be eligible to participate in the Company’s Bonus Plan. The annual target bonus for your position is forty-five percent (45%) of your annual base salary, and any award would be based upon both the Company’s achievement of its performance goals and your achievement of your personal goals to be set with the CEO. The performance targets for the corporation will be determined in conjunction with the CEO and the Compensation Committee. The actual award, if any, will be prorated from your date of hire for your first year of employment and will be subject to the usual required deductions and tax withholdings. The Company may change your compensation and benefits from time to time in its sole discretion.

Equity Awards.  In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that as a material inducement to you to accept this offer and to enter into employment with the Company, it will be recommended that you be granted two equity awards, each of which will be granted under, and be subject to the terms of, either the Company’s 2014 Equity Incentive Plan, or the Company’s 2016 Inducement Plan (each, the “Plan”). The equity awards will be: (1) a stock option to purchase 137,500 shares of the Company’s common stock (the “Option”), and (2) an award of 68,750 Restricted Stock Units (the “RSU Award”).  The exercise price per share of the Option will equal the fair market value of a share of Common Stock on the date of grant, as determined by the Board of Directors or Compensation Committee.  If approved, and provided that you remain in Continuous Service (as defined in the Plan) to the Company on each date, 25% of the Option shares shall vest and become exercisable on the one year anniversary of your employment commencement date and an additional 1/48th of the Option shares shall vest and become exercisable on a monthly basis thereafter over the following 36 months, as described in the applicable Plan and your Option grant documents.   If approved, and provided that you remain in Continuous Service to the Company on each date, 25% of the shares under the RSU Award

1900 Powell St. Suite 1000 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

will vest annually, as described in the applicable Plan and your RSU Award grant documents. In addition, the Company’s Board of Directors reviews its executive compensation programs annually, including consideration for additional equity awards. If the Board determines that additional equity awards are appropriate, you will be eligible for consideration, with our other executive officers, for awards to be approved under the Board’s sole discretion.

Travel and Lodging Allowance. During a period not to exceed 12 months from your start date, any reasonable travel expenses you incur to commute to Emeryville, CA prior to your relocation (including airfare and lodging) shall be reimbursed (the “Commute Expenses”). If you incur any tax liability as a result of the reimbursement of the Commute Expenses, the Company will make an additional payment to you (the “Commute Expenses Gross-Up Payment”) sufficient to cover the tax liability incurred by you as a result of the reimbursement of the Commute Expenses; provided, however, that the Commute Expenses Gross-Up Payment shall not exceed seventy five percent (75%) of the amount of the aggregate Commute Expenses. The Commute Expenses Gross-Up Payment shall be paid to you shortly after December 31 of the year in which the expenses were incurred, but in no event later than March 15 of the following year.

Relocation Advance. To assist you with your move to the Bay Area, the Company will pay directly a vendor of your choice a nominal amount not to exceed a combined total of $20,000, to be used for relocation services and recruiting services for your wife, and to provide you with a relocation advance in the amount of $250,000, less customary deductions and withholdings (the “Relocation Advance”). This Relocation Advance shall be treated and reported as taxable income to you. The Relocation Advance will be paid to you in two installments. The Company will make the first installment payment in the amount of $62,500 within your first month of employment (the “First Installment”) and you will earn the First Installment once you have fully relocated to the San Francisco Bay Area within two years of your employment start date. Accordingly, you acknowledge and agree that if you have not fully relocated to the Bay Area prior to your two year anniversary, then you are obligated to return the First Installment to the Company. The second installment payment in the amount of $187,500 will be paid at the time of your home sale or home purchase, which is expected to occur within your first two years of employment (the “Second Installment”) and you will earn the Second Installment once you have remained employed by the Company for a total of two (2) years. Accordingly, you acknowledge and agree that if you resign from the Company for any reason or if the Company terminates your employment for Cause (as defined in the Plan), in either case within two (2) years of your employment start date, you will be obligated to return the Second Installment to the Company. You will be required to repay any portions of the Relocation Advance due under this section to the Company within thirty (30) days of your two (2) year anniversary or your employment separation date.

Benefit Plans. During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off. As part of these benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time. Currently, the Company offers full-time employees 21 days of PTO per calendar year.

1900 Powell St. Suite 1000 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

Executive Severance Plan. Given your position with the Company, you will initially be eligible to participate in the Executive Severance Plan pursuant to the terms of that Plan. A copy of this Plan is enclosed with this letter. Our severance plan entitles you to certain benefits, including a 12 month continuation of Base Salary.

Company Policies and Confidential Information. You will be expected to abide by all Company rules and policies, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of your employment with the Company, you also are required to sign and fully comply with the Confidential Information and Invention Assignment Agreement enclosed with this letter.

No Conflicting Agreements or Obligations. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or upload onto any of the Company’s systems, any unpublished documents, property, or confidential information belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You also represent that by performing your duties and responsibilities for Adamas, you will not breach any obligations you may owe to any of your former employers.

Conflicting Outside Employment. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest.

At-Will Employment. Your employment with the Company is “at-will,” which means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

Authorization to Work. This offer is conditioned upon the following: (1) your presenting sufficient evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) your signature on the Confidential Information and Invention Agreement. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Integration, Modification and Governing Law. This letter, together with your Employee Confidential Information and Invention Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly

1900 Powell St. Suite 1000 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement. This letter will be governed by the laws of the state of California.

Please contact me at (415) 328-5012 if you have any questions. I’m delighted to welcome you to the Company, and I look forward to your participation in the Company’s future success. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to your Human Resources Representative.

This offer will expire at 8 am May 14, 2019, unless accepted by you in writing prior to such date.

Best regards,

/s/ Gregory T. Went

Gregory T. Went
Chief Executive Officer
Adamas Pharmaceuticals, Inc.

Enclosures:

•	Confidential Information and Inventions Agreement

•	Executive Severance Plan

ACCEPTANCE OF EMPLOYMENT OFFER

I, Vijay Shreedhar___, have read, understand, and accept employment on the terms and conditions outlined in this letter agreement. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Vijay Shreedhar
NAME

May 14, 2019
Date

1900 Powell St. Suite 1000 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com